Exhibit 24

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS: That each person whose name is signed hereto has made, constituted and appointed, and does hereby make, constitute and appoint each of, Patrick Macken and David Potts his or her true and lawful attorney-in-fact, for him or her and in his or her name, place and stead to affix his or her signature as director or officer or both, as the case may be, of ARRIS International plc, a public limited company organized in England and Wales, to any and all registration statements and amendments thereto that are intended to be filed with the Securities and Exchange Commission for the purpose of registering ARRIS International plc’s ordinary shares and/or participation interests issuable or issued under any “employee benefit plan” (as defined in the Securities Act of 1933, as amended) or other equity-related plan or agreement previously registered by ARRIS Group, Inc. or Pace plc prior to the date hereof, giving and granting unto each such attorney-in-fact full power and authority to do and perform every act and thing whatsoever necessary to be done in the premises, as fully as the undersigned might or could do if personally present, hereby ratifying and confirming all that each such attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

IN WITNESS WHEREOF, this Power of Attorney has been signed in Suwanee, Georgia, this 4th day of January, 2016.

Signature	Title	Date

/s/ Alex B. Best Alex B. Best	Director	January 4, 2016

/s/ Harry L. Bosco Harry L. Bosco	Director	January 4, 2016

/s/ J. Timothy Bryan J. Timothy Bryan	Director	January 4, 2016

/s/ James A. Chiddix James A. Chiddix	Director	January 4, 2016

/s/ Andrew T. Heller Andrew T. Heller	Director	January 4, 2016

/s/ Doreen A. Toben Doreen A. Toben	Director	January 4, 2016

/s/ Debora J. Wilson Debora J. Wilson	Director	January 4, 2016

/s/ David A. Woodle David A. Woodle	Director	January 4, 2016

/s/ Dr. Jeong Kim Dr. Jeong Kim	Director	January 4, 2016